Exhibit 99

General Electric Capital Corporation

Condensed Statement of Earnings

	Three months ended June 30				Six months ended June 30
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Revenues from services	$11,584	$11,614			$23,753	$23,126
Sales of goods	42	168			84	449
Total revenues	11,626	11,782	(1)%		23,837	23,575	1%

Costs and expenses
Costs of sales, operating and administrative expenses	5,149	5,473			10,316	11,161
Interest	3,583	3,638			7,164	7,327
Investment contracts, insurance losses and insurance
annuity benefits	30	38			54	73
Provision for losses on financing receivables	811	2,007			1,968	4,187
Total costs and expenses	9,573	11,156	(14)%		19,502	22,748	(14)%

Earnings from continuing operations before
income taxes	2,053	626	F		4,335	827	F
Benefit (provision) for income taxes	(378)	95			(824)	459
Earnings from continuing operations	1,675	721	F		3,511	1,286	F

Earnings (loss) from discontinued operations,
net of taxes	218	(100)			275	(450)

Net earnings	1,893	621	F		3,786	836	F

Less net earnings (loss) attributable to
noncontrolling interests	20	(22)			51	(27)
Net earnings attributable to GECC	$1,873	$643	F		$3,735	$863	F

Amounts attributable to GECC:
Earnings from continuing operations	$1,655	$743	F		$3,460	$1,313	F
Earnings (loss) from discontinued operations, net of taxes	218	(100)			275	(450)
Net earnings attributable to GECC	$1,873	$643	F		$3,735	$863	F

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General Electric Capital Corporation

Summary of Operating Segments

	Three months ended June 30,				Six months ended June 30,
(In millions, Unaudited)	2011	2010	V	%	2011	2010	V	%

Revenues
Commercial Lending and Leasing (CLL)	$4,666	$4,506	4%		$9,274	$9,100	2%
Consumer	4,176	4,317	(3)%		9,003	8,743	3%
Real Estate	992	991	-%		1,899	1,935	(2)%
Energy Financial Services	365	595	(39)%		710	1,386	(49)%
GE Capital Aviation Services (GECAS)	1,327	1,259	5%		2,652	2,498	6%
Total segment revenues	11,526	11,668	(1)%		23,538	23,662	(1)%
GECC corporate items and eliminations	100	114	(12)%		299	(87)	F
Total Revenues	$11,626	$11,782	(1)%		$23,837	$23,575	1%

Segment profit
CLL	$701	$312	F		$1,255	$544	F
Consumer	1,020	649	57%		2,239	1,204	86%
Real Estate	(335)	(524)	36%		(693)	(927)	25%
Energy Financial Services	139	126	10%		251	279	(10)%
GECAS	321	288	11%		627	605	4%
Total segment profit	1,846	851	F		3,679	1,705	F
GECC corporate items and eliminations	(191)	(108)	(77)%		(219)	(392)	44%
Earnings from continuing operations
attributable to GECC	1,655	743	F		3,460	1,313	F
Earnings (loss) from discontinued operations,
net of taxes, attributable to GECC	218	(100)	F		275	(450)	F
Net earnings attributable to GECC	$1,873	$643	F		$3,735	$863	F

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General Electric Capital Corporation.

Condensed Statement of Financial Position

	June 30,	December 31,
(In billions, Unaudited)	2011	2010

Assets
Cash & marketable securities	$95.6	$77.5
Inventories	0.1	0.1
Financing receivables - net	300.7	312.2
Property, plant & equipment - net	55.3	53.7
Goodwill & intangible assets	30.0	29.4
Other assets	88.1	92.7
Assets of businesses held for sale	0.9	3.1
Assets of discontinued operations	6.4	12.4

Total assets	$577.1	$581.1

Liabilities and equity
Borrowings and bank deposits	$458.1	$465.3
Investment contracts, insurance liabilities and insurance annuity benefits	5.1	5.8
Other liabilities	31.7	33.1
Liabilities of businesses held for sale	0.5	0.6
Liabilities of discontinued operations	1.7	2.2
GECC shareowner's equity	78.8	72.9
Noncontrolling interests	1.2	1.2

Total liabilities and equity	$577.1	$581.1

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